TELCO COMMUNICATIONS GROUP, INC.
SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE


WEIGHTED  AVERAGE  NUMBER OF SHARES

The weighted average number of shares of common stock and common stock equivalents, after adjusting for the 425-to-1 stock split, was determined as follows:

For all periods presented prior to the initial public offering, outstanding options for common stock granted within 12 months of the initial filing date of the initial public offering have been included in the calculations of common and common equivalent shares outstanding using the treasury stock method based on the initial public offering price of $14 per share as the market price.

                                           Three months ended March 31,
                                        (in thousands, except per share data)

                                                 1996                   1997
                                                -----                  -----

Common Stock:
    Shares outstanding beginning of period     20,864                 32,755
    Shares issued during period, net (1)           --                    144
    SEC SAB 83 shares (2)                       5,889                     --
                                               26,753                 32,899

Common Stock Equivalents:
    Options (3)                                   956                  1,334
    Warrants (4)                                  636                     --
                                                1,592                  1,334

Weighted average number of shares              28,345                 34,233

Net income (loss)                            $  3,281                $ 6,859

Net income (loss) per share                  $   0.12                $  0.20

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(1)  Weighted average shares issued
(2)  Shares and employee options issued from June 14, 1995
       through June 13, 1996                                            7,094
         Less shares reacquired under treasury stock method             1,205
                                                                      --------
         Net SAB 83 shares                                              5,889
                                                                      ========
(3) Options granted, less shares acquired under treasury stock method, on a weighted average basis.
(4)  Represents warrant held by Signet Media Capital Group to purchase
         636,158 shares of common stock at a nominal exercise price.